Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

PAETEC CORP.

PaeTec Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is PaeTec Corp.

2. The name under which the corporation was originally incorporated is PaeTec Communications, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 19, 1998.

3. This Amendment to Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

4. This Amendment to Restated Certificate of Incorporation amends Article I of the Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated (the “Restated Certificate of Incorporation”), by deleting the existing Article I in its entirety and substituting therefor a new Article I to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter referred to as the “Corporation”) is PAETEC Corp.

5. This Amendment to Restated Certificate of Incorporation amends Section 1 of Article IV of the Restated Certificate of Incorporation of the corporation by deleting the existing Section 1 of Article IV in its entirety and substituting therefor a new Section 1 of Article IV, which shall read in its entirety as follows:

Section 1. Authorized Capital Stock.

The total number of shares of all capital stock that the Corporation shall have the authority to issue is three hundred eighty-two million seven hundred thousand (382,700,000) shares, which shall be divided into four classes as follows:

(i) seventy-five million (75,000,000) shares of Class A common stock, par value $.01 per share (the “Class A Common”);

(ii) seven million five hundred thousand (7,500,000) shares of Class B common stock, par value $.01 per share (the “Class B Common”);

(iii) two hundred thousand (200,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”); and

(iv) three hundred million (300,000,000) shares of common stock, par value $.01 per share (the “New Common”).

6. This Amendment to Restated Certificate of Incorporation amends Article IV of the Restated Certificate of Incorporation by adding at the end of Article IV a new Section 4, which shall read in its entirety as follows:

Section 4. Reclassification.

At the IPO Closing Time, and notwithstanding any contrary provision in this Certificate of Incorporation, each share of the Class A Common and the Class B Common issued and outstanding or held in the treasury of the Corporation immediately prior to the IPO Closing Time shall, without any action on the part of the respective holders thereof, be automatically reclassified into [            ][selected by board or authorized committee] of one (the “Reclassification Ratio”) fully paid and nonassessable share of New Common. Notwithstanding the foregoing sentence, no person shall hold a fractional share of New Common as a result of the foregoing reclassification, but, instead of any fraction of a share of New Common which would result from such reclassification, the Corporation shall pay cash in respect of such fraction of a share in an amount equal to the Market Value of such fractional interest. Each certificate that immediately prior to the IPO Closing Time represented shares of Class A Common or Class B Common shall, from and after the IPO Closing Time, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of New Common into which the shares of Class A Common or Class B Common represented by such certificate shall have been reclassified pursuant hereto; provided, that each person holding of record a stock certificate or certificates that represented shares of Class A Common or Class B Common shall receive, upon surrender of such certificate or certificates following the IPO Closing Time, a new certificate or certificates evidencing and representing the number of shares of New Common to which such person is entitled under the foregoing reclassification. Each reference in this Certificate of Incorporation to “IPO Closing Time” shall mean the date and time of the initial closing of a Qualified Public Offering. From and after the effectiveness of the reclassification provided for herein, each reference in this Certificate of Incorporation to “Common Stock,” “Class A Common,” “Class A Common Stock,” “Class B Common,” “Class B Common Stock” or “New Common Stock” shall be deemed to be a reference to New Common.

7. This Amendment to Restated Certificate of Incorporation amends Section 1 of Article V of the Restated Certificate of Incorporation by deleting the existing Section 1 of Article V in its entirety and substituting therefor a new Section 1 of Article V, which shall read in its entirety as follows:

Section 1. Rights Generally.

1A. Except as provided herein, all shares of Class A Common and Class B Common (together, the “Common Stock”) shall be identical and entitle the holders thereof to the same rights and privileges.

1B. Except as required by law, (i) all shares of New Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions, and (ii) the holders of shares of New Common shall be entitled to one vote per share of New Common on all matters on which stockholders of the Corporation have the right to vote.

8. This Amendment to Restated Certificate of Incorporation amends Article VI of the Restated Certificate of Incorporation by adding at the end of Article VI, Section 1, a new paragraph 1C, which shall read in its entirety as follows:

1C. Optional Dividends. Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, the Corporation shall be permitted to declare and pay preferential dividends to the holders of the Series A Preferred, when, as and if declared by the Board in its sole discretion, in excess of the amounts provided in paragraph 1A above (and without participation by holders of Common Stock) solely in connection with a Qualified Public Offering and pursuant to and in accordance with the provisions of the Series A Stockholder Agreement, as may be amended from time to time.

9. This Amendment to Restated Certificate of Incorporation amends paragraph 6A of Section 6 of Article VI of the Restated Certificate of Incorporation by deleting the existing paragraph 6A of Section 6 of Article VI in its entirety and substituting therefor a new paragraph 6A of Section 6 of Article VI, which shall read in its entirety as follows:

6A. Optional Conversion Rights. At any time and from time to time, any holder of Series A Preferred may convert all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock calculated by multiplying the number of Shares to be converted by the Liquidation Value and dividing the result by the Conversion Price then in effect. An amount equal to the aggregate amount of any accrued and unpaid dividends on any Shares which are held by any holder and converted pursuant to this paragraph 6A shall, at the Corporation’s option, be payable to such holder on the date of conversion in either cash or a number of shares of Common Stock equal to the amount of accrued and unpaid dividends divided by the then current Market Price of the Common Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this sentence, be payable to any holder pursuant to the next preceding sentence, the Corporation, at its option, in lieu of paying such fractional share, may (a) pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion or (b) round such fractional share up to the nearest whole share. The conversion of the Series A Preferred in connection with a Qualified Public Offering shall be effected pursuant to paragraph 6B and not this paragraph 6A.

10. This Amendment to Restated Certificate of Incorporation amends paragraph 6B of Section 6 of Article VI of the Restated Certificate of Incorporation by deleting the existing paragraph 6B of Section 6 of Article VI in its entirety and substituting therefor a new paragraph 6B of Section 6 of Article VI, which shall read in its entirety as follows:

6B. Mandatory Conversion. Immediately prior to the IPO Closing Time, all of the then outstanding shares of Series A Preferred of each holder of Series A Preferred shall, without any action on the part of such holder, automatically convert into an aggregate number of shares of Conversion Stock calculated in accordance with the following formula:

where

X = the aggregate number of shares of Conversion Stock issuable upon conversion of all of such holder’s outstanding shares of Series A Preferred pursuant to this paragraph 6B

A = the aggregate Liquidation Value of all of such holder’s outstanding shares of Series A Preferred to be converted into Conversion Stock pursuant to this paragraph 6B

B = the aggregate amount of accrued and unpaid dividends on all of such holder’s outstanding shares of Series A Preferred to be converted into Conversion Stock pursuant to this paragraph 6B

C = the aggregate amount of any cash dividends declared on all of such holder’s outstanding shares of Series A Preferred to be converted into Conversion Stock pursuant to this paragraph 6B prior to the conversion of such shares, other than the portion of the aggregate Series A Dividend Amount declared on all of such holder’s outstanding shares of Series A Preferred

D = the portion of the aggregate amount of cash dividends that would have been declared on all of such holder’s outstanding shares of Series A Preferred to be converted into Conversion Stock pursuant to this paragraph 6B if a dividend equal to $2,000,000 had been declared on the Series A Preferred

E = the portion of the aggregate amount of cash dividends that would have been declared on all of such holder’s outstanding shares of Series A Preferred to be converted into Conversion Stock pursuant to this paragraph 6B if a dividend equal to the Series A Gross Dividend Amount had been declared on the Series A Preferred, provided that the Series A Dividend Amount shall have been declared for payment

F = the portion of the aggregate amount of cash dividends that would have been declared on all of such holder’s outstanding shares of Series A Preferred to be converted into Conversion Stock pursuant to this paragraph 6B if a dividend equal to the Series A Gross Floor Amount had been declared on the Series A Preferred, provided that the Series A Dividend Amount shall have been declared for payment

G = the Conversion Price in effect for the Series A Preferred immediately prior to the IPO Closing Time, adjusted, as applicable, as provided in paragraph 6K

H = the Market Price

Notwithstanding any other provision of this Article VI, the conversion of such shares of Series A Preferred shall be deemed to have been effected immediately prior to the IPO Closing Time, except that the amount of accrued and unpaid dividends on such shares of Series A Preferred shall be calculated as if such conversion had been effected as of the close of business on the date immediately preceding the date of the IPO Closing Time. Notwithstanding the provisions of paragraph 6C(vii), if any fractional interest in a share of Conversion Stock would, except for the provisions of this sentence, be payable to any holder upon conversion of such shares of Series A Preferred pursuant to this paragraph 6B, the Corporation, at its option, in lieu of paying such fractional share, may (a) pay an amount to the holder thereof equal to the Market Value of such fractional interest as of the date of conversion or (b) round such fractional share up to the nearest whole share.

11. This Amendment to Restated Certificate of Incorporation amends paragraph 6C(i) of Section 6 of Article VI of the Restated Certificate of Incorporation by deleting the existing such paragraph 6C(i) in its entirety and substituting therefor a new paragraph 6C(i), which shall read in its entirety as follows:

(i) Except as provided in paragraph 6B, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares so converted (including, without limitation, and except as provided in paragraph 6B, the rights to receive any accrued but unpaid dividends thereon) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

12. This Amendment to Restated Certificate of Incorporation amends paragraph 6D(i) of Section 6 of Article VI of the Restated Certificate of Incorporation by deleting the existing such paragraph 6D(i) in its entirety and substituting therefor a new paragraph 6D(i), which shall read in its entirety as follows:

(i) The initial Conversion Price shall be $7.50. The Conversion Price shall be subject to adjustment in connection with a Qualified Public Offering as provided in paragraph 6K. In addition, in order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 6D. In the event that any adjustment of the Conversion Price as required in this Section 6 results in a fraction of a cent ($.01), such Conversion Price shall be rounded to the nearest cent, with 0.5 of a cent rounded up to the nearest cent.

13. This Amendment to Restated Certificate of Incorporation amends paragraph 6D(iii) of Section 6 of Article VI of the Restated Certificate of Incorporation by deleting the existing such paragraph 6D(iii) in its entirety and substituting therefor a new paragraph 6D(iii), which shall read in its entirety as follows:

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price pursuant to this paragraph 6D as a result of any issuance or sale or deemed issuance or sale of Common Stock in an Excluded Issuance.

14. This Amendment to Restated Certificate of Incorporation amends paragraph 6G of Section 6 of Article VI of the Restated Certificate of Incorporation by adding at the end of such paragraph 6G a new sentence, which shall read in its entirety as follows:

Notwithstanding the foregoing provisions of this paragraph 6G, the reclassification provided for in Section 4 of Article IV of this Certificate of Incorporation shall not be deemed to constitute an Organic Change for any purposes of this Article VI.

15. This Amendment to Restated Certificate of Incorporation amends paragraph 6I(i) of Section 6 of Article VI of the Restated Certificate of Incorporation by deleting the existing such paragraph 6I(i) in its entirety and substituting therefor a new paragraph 6I(i), which shall read in its entirety as follows:

(i) Promptly upon any adjustment of the Conversion Price, other than any adjustment of the Conversion Price which shall occur as provided in paragraph 6K, the Corporation shall give written notice thereof to all holders of Series A Preferred setting forth in reasonable detail and certifying the calculation of such adjustment.

16. This Amendment to Restated Certificate of Incorporation amends Section 6 of Article VI of the Restated Certificate of Incorporation by adding at the end of Section 6 of Article VI a new paragraph 6K, which shall read in its entirety as follows:

6K. Adjustment of Conversion Price Upon Qualified Public Offering. The Conversion Price shall be subject to adjustment in connection with a Qualified Public Offering to the extent, and in the manner, provided in the definition of Qualified Public Offering.

17. This Amendment to Restated Certificate of Incorporation amends the preamble of Section 11 of Article VI of the Restated Certificate of Incorporation by deleting the existing preamble in its entirety and substituting therefor a new preamble, which shall read in its entirety as follows:

Each of the capitalized terms defined below has the meaning ascribed to such term below when used in this Article VI and when used in any other provision of the Restated Certificate of Incorporation to which such capitalized term specifically refers.

18. This Amendment to Restated Certificate of Incorporation amends the definition of “Common Stock” in Section 11 of Article VI of the Restated Certificate of Incorporation by deleting the existing definition of “Common Stock” in its entirety and substituting therefor a new definition of “Common Stock,” which shall read in its entirety as follows:

“Common Stock” means, collectively, the Corporation’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), the Corporation’s Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), the Corporation’s Common Stock, par value $.01 per share (the “New Common Stock”), and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

19. This Amendment to Restated Certificate of Incorporation amends the definition of “Excluded Issuance” in Section 11 of Article VI of the Restated Certificate of Incorporation by deleting the “and” before clause (iv) of such definition and by adding at the end of such definition a new clause (v) and a new clause (vi), which shall read in their entirety as follows:

(v) pursuant to or in a transaction contemplated by the Campuslink Stock Purchase Agreement, dated as of April 22, 2005, as amended from time to time, by and among the Corporation and the persons and entities set forth on the signature pages thereof under the heading “Campuslink Stockholders” and “Other Stockholders,” the Initial Investors’ Stock Purchase Agreement, dated as of April 22, 2005, as amended from time to time, by and among the Corporation and the Stockholders set forth on the signature pages thereof, and the Founding Stockholders’ Agreement, dated as of April 22, 2005, as amended from time to time, among the Corporation and the Stockholders set forth on the signature pages thereof; and (vi) in a Qualified Public Offering.

20. This Amendment to Restated Certificate of Incorporation amends the definition of “Market Price” in Section 11 of Article VI of the Restated Certificate of Incorporation by adding at the end of such definition a new sentence, which shall read in its entirety as follows:

Notwithstanding the foregoing provisions of this definition, for purposes of (i) making the calculations set forth in paragraph 6B and (ii) determining the Market Value of any fractional share of New Common which may result from any reclassification pursuant to Section 4 of Article IV or from any conversion pursuant to paragraph 6B, “Market Price” shall be an amount of United States currency equal to the quotient of (x) the public offering price per share of Common Stock in the Qualified Public Offering referred to in paragraph 6B divided by (y) the Reclassification Ratio, rounded to the nearest one-ten thousandth decimal point, with .00005 being rounded up.

21. This Amendment to Restated Certificate of Incorporation amends the definition of “Qualified Public Offering” in Section 11 of Article VI of the Restated Certificate of Incorporation by deleting the existing definition of “Qualified Public Offering” in its entirety and substituting therefor a new definition of “Qualified Public Offering,” which shall read in its entirety as follows:

“Qualified Public Offering” means a Public Offering where both (i) the gross proceeds received by the Corporation in exchange for its issuance of shares of New Common Stock in such Public Offering equal or exceed $50.0 million, and (ii) the public offering price per share of New Common Stock in such Public Offering equals or exceeds the product of (x) 1.35 multiplied by (y) the quotient of (a) the Conversion Price in effect for the Series A Preferred immediately preceding the closing of such Public Offering (without giving effect to such Public Offering), divided by (b) the Reclassification Ratio; provided, however, that if the public offering price per share of New Common Stock in such Public Offering does not equal or exceed the product of (x) 1.35 multiplied by (y) the quotient of (a) the Conversion Price in effect for the Series A Preferred immediately preceding the closing of such Public Offering (without giving effect to such Public Offering), divided by (b) the Reclassification Ratio, such Public Offering shall nonetheless constitute a “Qualified Public Offering,” but the Conversion Price shall be adjusted to equal the quotient of (a) the product of (i) the public offering price per share of New Common Stock in such Public Offering multiplied by (ii) the Reclassification Ratio, divided by (b) 1.35, with the result being rounded to one ten-thousandth decimal point (with .00005 rounded up).

22. This Amendment to Restated Certificate of Incorporation amends Section 11 of Article VI of the Restated Certificate of Incorporation by adding to such Section 11 five new definitions, which shall read in their entirety as follows:

“Market Value” means, with respect to any fractional share of New Common Stock which may result from any reclassification pursuant to Section 4 of Article IV or from any conversion of Series A Preferred pursuant to paragraph 6B, an amount of United States currency that is equal to the product of (x) such fractional share, expressed as a decimal and rounded to the nearest one-ten thousandth decimal point (with .00005 being rounded up), multiplied by (y) the Market Price of such fractional share.

“Series A Dividend Amount” has the meaning set forth in the Series A Stockholder Agreement.

“Series A Gross Dividend Amount” has the meaning set forth in the Series A Stockholder Agreement.

“Series A Gross Floor Amount” has the meaning set forth in the Series A Stockholder Agreement.

“Series A Stockholder Agreement” means the Series A Stockholder Agreement, dated as of April 22, 2005, as amended from time to time in accordance with its terms, among the Corporation, the MDCP Group Stockholders, the Blackstone Group Stockholders, Ares Leveraged Investment Fund L.P., Ares Leveraged Investment Fund L.P. II, CIT Lending Services Corporation (f/k/a Newcourt Commercial Finance Corporation), Caravelle Investment Fund, L.L.C., UnionBankCal Equities, Inc., and GE Capital Equity Investments, Inc.

IN WITNESS WHEREOF, this Certificate of Amendment to Restated Certificate of Incorporation has been executed by the Corporation’s Executive Vice President, Secretary and General Counsel this          day of                     , 2005.

PAETEC CORP.

By:
	Name:	Daniel J. Venuti
	Title:	Executive Vice President, Secretary and General Counsel